Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156572
PROSPECTUS

Fixed Rate Cumulative Perpetual Preferred Stock, Series B
Warrant to Purchase up to 703,753 Shares of Common Stock
703,753 Shares of Common Stock
     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred”), a warrant to purchase up to 703,753 shares of our common stock (the “Warrant”), and the shares of our common stock issuable from time to time upon exercise of the Warrant. In this prospectus, we refer to the Series B Preferred, the Warrant and the shares of common stock issuable upon exercise of the Warrant, collectively, as the securities. The Series B Preferred and the Warrant were originally issued by us for aggregate proceeds of $70,000,000 pursuant to the Letter Agreement, dated December 5, 2008, incorporating the terms of the Securities Purchase Agreement—Standard Terms, between us and the United States Department of the Treasury in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.
     The United States Department of the Treasury (referred to herein as the “initial selling securityholder”) and its successors, including transferees (collectively, the “selling securityholders”), may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. If these securities are sold through underwriters, broker-dealers, or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from any sale of the securities by the selling securityholders.
     The Series B Preferred is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series B Preferred on any exchange.
     Our common stock is listed on the Nasdaq Global Select Market under the symbol “OKSB.”
     You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities. See “Risk Factors” on page 2.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this prospectus is January 27, 2009.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or delayed offering process. By using a shelf registration statement, the selling shareholders may, from time to time, offer and sell in one or more offerings the securities described in this prospectus.
     We may provide a prospectus supplement containing specific information about the terms of a specific offering by the selling shareholders. The prospectus supplement may add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
     The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the United States Securities and Exchange Commission’s website at www.sec.gov or at its office mentioned under the heading “Where You Can Find More Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.
     In this prospectus, we refer to serial preferred stock, subordinated debentures, depositary shares, rights, and units collectively as “securities.” The terms “we,” “us,” and “our” refer to Southwest Bancorp and our subsidiaries; except that in the discussion of our capital stock and related matters these terms refer solely to Southwest Bancorp and not to any of our subsidiaries.
RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov.
     We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (file no. 000-23064). This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or the applicable prospectus supplement or incorporated by reference in this prospectus.
     We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):
(a)	our Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	our Proxy Statement in connection with our 2008 annual meeting of shareholders filed on March 13, 2008 (Except for the Compensation Committee Report and Report of the Audit Committee contained therein);

(c)	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

(d)	our Current Reports on Form 8-K filed on January 2, 2008, January 22, 2008, March 4, 2008, March 17, 2008, April 17, 2008, April 29, 2008, April 29, 2008, May 27, 2008, June 2, 2008, June 23, 2008, June 30, 2008, July 3, 2008, July 14, 2008, July 21, 2008, August 19, 2008, October 21, 2008, November 21, 2008, December 8, 2008, and January 21, 2009; and

(e)	the description of our common stock contained in the Form 8-A relating thereto, as amended by the information contained in Part II, Item 5 of our Form 10-Q for the period ended September 30, 1999, and the description of the preferred stock purchase rights attendant to our common stock contained in the Form 8-A relating thereto filed on April 23, 1999, and Amendment No. 1 to Rights Agreement dated as of December 2, 2008, which is filed as Exhibit 4.2 to the Registration Statement of which this Prospectus is a part.
     Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.
     You can obtain any of the documents incorporated by reference from us, the SEC, or the SEC’s internet web site as described above. (See “Where You Can Find More Information” on page 2.) Documents incorporated by reference, including any exhibits specifically incorporated by reference therein, are available from us without charge. You may obtain copies of documents incorporated by reference without charge by requesting them in writing or by telephone from:
Kerby E. Crowell
Executive Vice President,
Chief Financial Officer and Corporate Secretary
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Telephone (405) 742-1800

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
     We make forward-looking statements in this prospectus, the documents incorporated by reference into it, and any prospectus supplements that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.
     These forward-looking statements include:
•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance and the financial performance of our operating segments;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk; and

•	statements of our ability to achieve financial and other goals.
     These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the current negative economic conditions on interest rates, credit quality, loan demand, liquidity, and monetary and supervisory policies of banking regulators. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC.
     The cautionary statements in this prospectus, any accompanying prospectus supplement, and any documents incorporated by reference herein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus or any prospectus supplement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.
SOUTHWEST BANCORP, INC.
     Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Bank of Kansas, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through our subsidiaries, we offer commercial and consumer lending, deposit, and investment services and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston, San Antonio, and Tilden, Texas; and Hutchinson, Kansas City, and Wichita, Kansas; and on the internet, through SNB DirectBanker®. We were organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. We became a public company in late 1993.
     Our banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently, and management consulting services through Southwest’s management consulting subsidiaries: Healthcare Strategic Support, which serves physicians, hospitals, and healthcare groups, and Business Consulting Group, Inc., which serves small and large commercial enterprises.

     Our strategic focus includes prudent expansion in carefully selected geographic markets. At September 30, 2008, our Oklahoma Banking segment loans totaled $962.6 million, the Texas Banking segment accounted for $893.0 million, the Kansas Banking segment accounted for $288.3 million, and the Other States Banking segment accounted for $296.2 million in loans. In total, Non-Oklahoma segments accounted for 61% of portfolio loans and 59% of total loans, which include loans held for sale.
     Our principal executive offices are located at 608 South Main Street, Stillwater, Oklahoma 74074. Our telephone number is (405) 742-1800.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the securities by the selling shareholders.
RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratio of earnings to fixed charges for each of the five fiscal years ended December 31, 2007 and each of the nine-month periods ended September 30, 2008 and 2007 are as follows:

Nine Months Ended
	September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges:
Including interest on deposits	1.34x	1.44x	1.41x	1.54x	1.67x	1.90x	1.80x
Excluding interest on deposits	3.12x	4.48x	4.00x	3.96x	4.01x	3.76x	3.85x
For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:
•	income before taxes; and

•	fixed charges.
For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:
•	interest expenses, including interest on deposits; and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.
We had no shares of preferred stock outstanding in any of the periods shown.
DESCRIPTION OF SERIES B PREFERRED STOCK
     The following is a brief description of the terms of Series B Preferred that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, a copy of which was filed by us with the SEC as an exhibit to our Current Report on Form 8-K dated December 8, 2008 (the “Certificate of Designations”).
Serial Preferred Stock
     Under our Amended and Restated Certificate of Incorporation, we have the authority to issue up to 1,000,000 shares of serial preferred stock, $1.00 par value per share, of which 70,000 shares have been designated as Series B Preferred, all of which are issued and outstanding as of the date of this prospectus, and up to 1,000,000 shares of Class B serial preferred stock, par value $1.00 per shares, of which no shares were outstanding on the date of this prospectus.
Dividends Payable on Shares of Series B Preferred
     Holders of shares of Series B Preferred are entitled to receive if, as and when declared by our board of directors, out of legally available funds, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred with respect to each dividend period from December 5, 2008 to, but excluding, November 15, 2013. From and after November 15, 2013, holders of shares of Series B

Preferred are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B Preferred with respect to each dividend period thereafter.
     Dividends on the Series B Preferred are payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “dividend payment date”), starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and in that circumstance no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B Preferred are payable to holders of record of shares of Series B Preferred on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as our board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to the Series B Preferred, we are required to provide written notice to the holders of shares of Series B Preferred prior to the applicable dividend payment date. Unpaid dividends on the Series B Preferred will be compounded.
     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred will rank:
•	senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred (“parity stock”) with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up.
     So long as any shares of Series B Preferred remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in shares of our common stock.
     In addition, we may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B Preferred for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business;

•	purchases or other acquisitions by broker-dealer subsidiaries of our company solely for the purpose of market-making, stabilization, or customer facilitation transactions in junior stock or parity stock in the ordinary course of business;

•	redemption or repurchases of rights pursuant to any stockholders’ rights plan;

•	the acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person (other than us), including as trustees or custodians; and

•	the exchange or conversion of (i) junior stock for or into other junior stock, or (ii) parity stock for or into other parity stock or junior stock, but only to the extent that (x) such acquisition is required pursuant to binding contractual agreements entered into before December 5, 2008, or (y) any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series B Preferred and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series B Preferred), with respect to the Series B Preferred and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series B Preferred from time to time out of any funds legally available for such payment, and the Series B Preferred shall not be entitled to participate in any such dividends.
Redemption
     The Series B Preferred may not be redeemed prior to December 5, 2011 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $17,500,000, which equals 25% of the aggregate liquidation amount of the Series B Preferred on the date of issuance. In such a case, we may redeem the Series B Preferred, in whole or in part, subject to the approval of the Federal Reserve Board, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after December 5, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.
     After December 5, 2011, the Series B Preferred may be redeemed by us at any time, in whole or in part, subject to the approval of the Federal Reserve Board and the notice requirements described below.
     In any redemption, the redemption price of the Series B Preferred shall be an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The Series B Preferred will not be subject to any mandatory redemption, sinking fund, or similar provisions. Holders of shares of Series B Preferred have no right to require the redemption or repurchase of their shares of Series B Preferred.
     In the case of any redemption of less than all of the shares of Series B Preferred, the shares to be redeemed will be selected either pro rata or in such other manner as our board of directors may determine to be fair and equitable. Furthermore, if we repurchase shares of Series B Preferred from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the shares of Series B Preferred then held by the initial selling securityholder.
     We will mail notice of any redemption of the Series B Preferred by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B Preferred designated for redemption will not affect the redemption of any other shares of Series B Preferred. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred are to be redeemed, and the number of shares of Series B Preferred to be redeemed (and, if less than all shares of Series B Preferred held by the applicable holder, the number of shares to be redeemed from such holder).
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or winds up our affairs, holders of Series B Preferred will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series B Preferred will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B Preferred.

     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B Preferred and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B Preferred has been paid in full to all holders of Series B Preferred and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to Series B Preferred will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into, any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution, or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, holders of Series B Preferred will not have any voting rights.
     Election of Two Directors upon Non-Payment of Series B Dividends. If dividends on the Series B Preferred have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of Series B Preferred, together with the holders of any outstanding parity stock with like voting rights (the “Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members to our board of directors (the “Preferred Stock Directors”), at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends on the Series B Preferred for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that his or her election would not cause us to violate the corporate governance requirement of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series B Preferred and Voting Parity Stock to elect Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors on our board will be reduced by the number of Preferred Stock Directors that the holders of Series B Preferred and Voting Parity Stock had been entitled to elect. The holders of a majority of shares of Series B Preferred and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares of Series B Preferred and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of his or her unexpired term.
     Other Voting Rights. So long as any shares of Series B Preferred are outstanding, in addition to any other vote or consent of stockholders required by law or by our Amended and Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of the Certificate of Designations or our Amended and Restated Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B Preferred with respect to either or both of the payment of dividends and/or the distribution of assets on our liquidation, dissolution, or winding up;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations or our Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences, privileges, or voting powers of Series B Preferred; or

•	any consummation of a binding share exchange or reclassification involving the Series B Preferred or a merger or consolidation of us with another entity, unless the shares of Series B Preferred remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred, taken as a whole.

     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series B Preferred have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series B Preferred to effect the redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Warrant, a copy of which was filed by us with the SEC as an exhibit to our Current Report on Form 8-K, dated December 8, 2008.
Shares of Common Stock Subject to the Warrant
     The Warrant is initially exercisable into up to 703,753 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $70,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred, the number of shares of common stock underlying the Warrant then held by the selling securityholders will be reduced by 50% to 351,876 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the Warrant is $14.92 per share of common stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 5, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant.”
     Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the Warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the Warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised.
Rights as a Stockholder
     The Warrantholders shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised. The initial selling securityholder has agreed not to exercise any voting rights with respect to any shares of our common stock issued upon exercise of the Warrant.
Transferability
     The initial selling securityholder may not transfer a portion of the Warrant with respect to more than 351,876 shares of our common stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $70,000,000 and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.
Adjustments to the Warrant
     The number of shares of our common stock issuable upon exercise of the Warrant (the “Warrant Shares”) and the Warrant exercise price will be adjusted upon occurrence of certain events as follows:
     In the case of stock splits, subdivisions, reclassifications or combinations of common stock. The number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, or subdivide, combine, or reclassify shares of our common stock.

     In the case of issuance of common stock (and convertible securities) for less than 90% of the market price on the last trading day preceding the date of the agreement on pricing such shares. Until the earlier of (i) the date on which the initial selling securityholder no longer holds the Warrant or any portion thereof and (ii) December 5, 2011, if we issue shares of our common stock (or securities convertible or exercisable into shares of our common stock) for less than 90% of the market price of our common stock on the last trading day prior to pricing such shares, the number of Warrant Shares and the exercise price for the Warrant will be proportionately adjusted. Adjustments will not be made if shares are issued as part of merger consideration, benefit or compensation plans, a registered or Rule 144A offering, or preemptive rights existing as of December 5, 2008.
     Other Distributions. In the event we make a distribution of securities, evidences of indebtedness, assets, cash, rights, or warrants to holders of our common stock, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.
     In the case of pro rata repurchase of common stock. A “pro rata repurchase” is defined as any repurchase of shares of common stock by us pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act, or Regulation 14E thereunder or any other offer available to substantially all holders of our common stock. In any such transaction, the exercise price of the Warrant and the number of Warrant Shares will be proportionately adjusted.
     In the case of a merger, consolidation, statutory share exchange, reclassification of our common stock, or similar transaction that requires the approval of our stockholders (any such transaction, a “business combination”). In the event of a business combination, the Warrantholder’s right to receive the Warrant Shares will be converted into the right to exercise the Warrant to acquire the number of shares of stock or other securities which the Warrantholder would have been entitled to receive upon consummation of the business combination if the Warrantholder had exercised the Warrant prior to such business combination.
DESCRIPTION OF COMMON STOCK
     The following is a brief description of our common stock. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, Amended and Restated Certificate of Incorporation and our By-laws and to the Oklahoma General Corporation Law.
Common Stock
     Under our Amended and Restated Certificate of Incorporation, we have the authority to issue up to 20,000,000 shares of our common stock, par value $1.00 per share, of which 14,577,659 shares were issued and outstanding as of December 31, 2008. As of December 31, 2008, there were 800,000 shares of our common stock reserved for issuance and 738,811 subject to stock options under our benefit plans.
     Each share of common stock is entitled to one vote on all matters submitted to shareholders, except that in the election of directors, cumulative voting is permitted, which means that each holder has the right to cast as many votes in the aggregate as equal the total number of shares held by the shareholder multiplied by the number of directors to be elected, and may cast the whole number of votes to which the shareholder is entitled for any one or more candidates in his or her discretion.
     Holders of shares of common stock do not have preemptive rights to subscribe for shares of common stock or any other class of stock that may be issued in the future. The shares of common stock are not subject to redemption and, upon receipt by us of the full purchase price therefor, will be fully paid and nonassessable.
     Each share of common stock participates equally in dividends which are payable when, as and if declared by our board of directors out of funds legally available for such purpose, and is entitled to share equally in the assets of Southwest available for distribution to shareholders in the event of our liquidation. If any shares of serial preferred stock or Class B serial preferred stock are issued, such shares may have priority in dividends or liquidation over shares of common stock.
Restrictions on Changes in Control
          (Please also see “Actions in Connection with the Issuance of Securities to the Initial Selling Securityholder, on page 13 below.)
     Our Amended and Restated Certificate of Incorporation requires the affirmative vote of not less than 80% of the outstanding voting stock to authorize the merger or consolidation of us with or a sale, exchange or lease of 25% or more of our assets o to any person or entity unless approval of the transaction is recommended by at least a majority of the entire board of directors.
     Under Article XIII of the Amended and Restated Certificate of Incorporation, the holders of at least 80% of the outstanding shares of voting stock and at least a majority of our outstanding shares of voting stock not including shares held by a “related person,” would be required to approve certain business combinations. The increased voting requirements would apply in connection with business combinations involving a related person, except in cases where the proposed transaction was approved in advance by two-thirds of the members of the board of directors who are unaffiliated with the related person and who were directors prior to the time when the related person became a related person (the “continuing directors”). The term “related person” is defined to include any individual, corporation, partnership, or other entity that owns beneficially or controls, directly or indirectly, of 10% or more of our outstanding shares of voting stock. A “business combination” is defined to include: (i) any merger or consolidation of us with or into any related person; (ii) any sale, lease, exchange, mortgage, transfer or other disposition of all or a substantial part of our assets or a the assets of our subsidiary to any related person (the term “substantial part” is defined to include more than 25% of our total assets); (iii) any merger or consolidation of a related person with or into us or a subsidiary of us; (iv) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of a related person to us or a subsidiary of us; (v) the issuance of any of our securities or of our subsidiary to a related person; (vi) any reclassification of our common stock, or any recapitalization involving our common stock; (vii) the acquisition by us of any securities of the related person; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.
     Under the Oklahoma General Corporation Act, mergers, consolidations, and sales of substantially all of the assets of an Oklahoma corporation must generally be approved by a vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. Section 1090.3 of the Oklahoma General Corporation Act, however, restricts certain transactions between an Oklahoma corporation (or its majority owned subsidiaries), and a holder of 15% or more of the corporation’s outstanding voting stock, together with affiliates or associates thereof (excluding persons who were 15% shareholders on September 1, 1991, or who become such by action of the corporation alone) (an “interested shareholder”). For a period of three years following the date that a shareholder became an interested shareholder, Section 1090.3 prohibits the following types of transactions between the corporation and the interested shareholder (unless certain conditions, described below, are met): (i) mergers or consolidations; (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (iii) issuances or transfers by the corporation of any stock of the corporation that would have the effect of increasing the interested shareholder’s proportionate share of the stock of any class or series of the corporation; (iv) receipt by the interested shareholder of the benefit, except proportionately as a shareholder of the corporation, of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (v) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation that is owned by the interested shareholder. This restriction does not apply if: (1) before such person became an interested shareholder, the board of directors approved the transaction in which the interested shareholder becomes an interested shareholder or approved the business combination; or (2) upon consummation of the transaction which resulted in the shareholder’s becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder. An Oklahoma corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation.
     Our board of directors is now divided into three classes, and members of each class are elected to serve for staggered three-year terms. However, at the 2008 annual meeting, shareholders approved an amendment to the Amended and Restated Certificate of Incorporation to provide that directors elected at the 2009 annual meeting and thereafter will elected to one-year terms. No existing term of any director elected prior to the 2009 annual meeting will be shortened. Accordingly, directors elected at the 2008 annual meeting will be elected to three-year terms, expiring at the 2011 annual meeting. The terms of the directors elected at the 2006 annual meeting will continue to expire at the 2009 annual meeting, and the terms of the directors elected at the 2007 annual meeting will continue to expire at the 2010 annual meeting.

     Under our Amended and Restated Certificate of Incorporation and Bylaws any director or the entire board may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Southwest entitled to vote generally in the election of directors, cast at a meeting of shareholders called for that purpose. Additionally, the number of directors may be increased to as many as 21 (exclusive of directors, if any, to be elected by holders of preferred stock of Southwest, voting separately as a class) or decreased to as few as three by the board of directors, but no decrease shall result in the shortening of the term of any incumbent director. Vacancies in the board, however caused, and newly created directorships shall be filled by a vote of two-thirds (2/3) of the directors then in office, whether or not a quorum.
     Our Amended and Restated Certificate of Incorporation and Bylaws provide that special meetings of shareholders for any purpose can only be called by the board of directors of Southwest, or by a committee of the board of directors which has been duly designated by the board. Neither shareholders nor any other person or persons may call a special meeting.
     Our Amended and Restated Certificate of Incorporation provides that the affirmative vote of not less than 80% of the outstanding shares of Southwest is required to amend the provisions regarding election and removal of directors, amendment of the Certificate of Incorporation and Bylaws, indemnification, directors liability, and certain business combinations and other transactions. The Bylaws may be repealed, altered, amended, or rescinded by a vote of a majority of the board of directors or by the holders of at least 80% of the outstanding shares of capital stock of Southwest entitled to vote generally in the election of directors at a meeting of the shareholders called for that purpose.
     The Amended and Restated Certificate of Incorporation authorizes us to issue shares of common stock and shares of serial preferred stock, from time to time as approved by the board of directors without the approval of the shareholders. Our ability to issue additional shares could be construed as having an anti-takeover effect because it can dilute the voting or other rights of the proposed acquiror or create a substantial voting block in institutional or other hands.
     Our board of directors adopted a Shareholder Rights Plan designed to protect Southwest’s shareholders against acquisitions that the board believes are unfair or otherwise not in the best interests of shareholders or us. Under the Rights Plan, each holder of record of our common stock as of the close of business on April 22, 1999, received one right per common share. The rights generally become exercisable if an acquiring party accumulates, or announces an offer to acquire, 10% or more of Southwest’s voting stock. The rights will expire on April 22, 2009. Each right, in effect, will entitle the holder (other than the acquiring party) to buy, at the right’s then current exercise price, our common stock or equivalent securities having a value of twice the right’s exercise price. The exercise price of each right was initially set at $110.00. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase, at the then current exercise price, common stock or equivalent securities of an acquiring entity worth twice the exercise price. Under the plan, we also may exchange each right (other than rights owned by an acquiring party) for a share of its common stock or equivalent securities.
     The existence of the Shareholder Rights Plan may have the effect of making it more difficult and time consuming for a shareholder to gain control of Southwest without the approval of the board of directors. The board of directors believes this Shareholder Rights Plan represents a means of protecting the interests of our shareholders and providing a more orderly process for the board to consider any unsolicited bid for control of Southwest that could deprive shareholders from realizing the full value of their investment.
     Our Amended and Restated Certificate of Incorporation provides that nominations for the election of directors and proposals for any new business to be taken up at an annual or special meeting of shareholders may be made by the board of directors or by any shareholder entitled to vote generally in the election of directors. However, in order for a shareholder to make any such nominations or proposals, he or she must give notice in writing of such nomination or proposal to the Secretary not less than 30 nor more than 60 days prior to any such meeting unless less than 40 days’ notice of the meeting has been given to shareholders in which case notice may be given up to the tenth day following notice to the shareholders.
     Our Severance Compensation Plan contains provisions that may also deter acquisitions of control by requiring payments to participants upon termination following a change-in-control.
     In addition, acquisitions of control of us must also be approved by the Board of Governors of the Federal Reserve System under the federal Bank Holding Company Act and the federal Control in Bank Control Act.

Actions in Connection with the Issuance of Securities to the Initial Selling Securityholder
     We took certain actions in order to provide certain representations and warranties under the Letter Agreement. These included action by the board of directors (i) to approve acquisition of the warrants and the common stock by the initial selling securityholder and the purchase or acquisition of warrants or common stock acquired upon exercise of the warrants from the initial selling securityholder for purposes of exemption of such transactions from the restrictions of Article XIII of the Amended and Restated Certificate of Incorporation and Section 1090.3 of the Oklahoma General Corporation Act described above, and (ii) adoption of an amendment to the shareholder rights plan to provide that the term “acquiring person” shall not include the initial selling securityholder acting pursuant to the Letter Agreement and that a person shall not become an acquiring person by reason of the acquisition from the initial selling securityholder of beneficial ownership of the warrants or common stock acquired by the initial selling securityholder.
PLAN OF DISTRIBUTION
     We are registering the securities covered by this prospectus for the selling securityholders.
     We will pay the costs and fees of registering the securities covered by this prospectus and other expenses related to the registration of the securities to the extent required by the Letter Agreement. However, we will not pay any underwriting discounts or commissions or other amounts payable to underwriters, dealers, or agents, or any transfer taxes or other expenses associated with the sale of the securities, on behalf of the selling securityholders. Pursuant to the Letter Agreement, we have agreed to provide certain indemnification to the selling securityholders against certain liabilities in connection with this offering.
     The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the securities.
     When selling the securities, the selling securityholders may enter into one or more, or a combination of, hedging transactions with financial institutions, which we refer to as “counterparties,” in which the selling securityholders:
•	enter into transactions involving short sales of the securities by counterparties;

•	sell securities short themselves and redeliver such securities to close out their short positions; or

•	enter into option, forward, or other types of transactions that require the selling securityholders to deliver securities to a counterparty, who may resell or transfer the securities under this prospectus.
     The selling securityholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by a selling securityholder may allow other broker-dealers to participate in resales. The selling securityholders and any broker-dealers involved in the sale or resale of the securities may qualify as “underwriters” within the meaning of Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling securityholder qualifies as an “underwriter,” such selling securityholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition to selling the securities under this prospectus, the selling securityholders may transfer the securities in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. Moreover, the selling securityholders may decide not to sell any securities offered hereby.
     The selling securityholders and any underwriters and distribution participants will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.
     Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer. Such supplement may disclose:
•	the name of the selling securityholders and of the participating broker-dealer(s);

•	the number of securities involved;

•	the price at which such securities were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A in certain instances, rather than pursuant to this prospectus. In addition, the selling securityholders may transfer the shares by other means not described in this prospectus.
SELLING SECURITYHOLDERS
     On December 5, 2008, we issued the shares of Series B Preferred and the Warrant covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any, or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	70,000 shares of Series B Preferred, representing beneficial ownership of 100% of the shares of Series B Preferred outstanding as of December 31, 2008;

•	the Warrant to purchase up to 703,753 shares of our common stock; and

•	703,753 shares of our common stock issuable upon exercise of the Warrant, which shares, if issued, would represent ownership of approximately 4.83% of our outstanding common stock as of December 31, 2008.
     For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series B Preferred and the shares of common stock issuable upon exercise of the Warrant as described in “Description of Series B Preferred Stock” and “Description of Warrant to Purchase Common Stock” above, respectively.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all, some, or none of the securities pursuant to this offering, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
The legality and validity of the securities offered from time to time under this prospectus will be passed upon by James I. Lundy, III, Attorney at Law, Washington, DC, or Hert, Baker & Koemal, P.C., Stillwater, Oklahoma.

EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

SOUTHWEST BANCORP, INC.
Fixed Rate Cumulative Perpetual Preferred Stock, Series B
Warrant to Purchase up to 703,753 Shares of Common Stock
703,753 Shares of Common Stock

PROSPECTUS
January 27, 2009